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                                                                    EXHIBIT 99.1

    CASH SYSTEMS, INC. APPOINTS MICHAEL D. RUMBOLZ TO CHIEF EXECUTIVE OFFICER

MINNEAPOLIS, December 23, 2004 - Cash Systems, Inc. (Amex: CKN), a provider of cash access solutions for the gaming industry, today announced the appointment of Michael D. Rumbolz to Chief Executive Officer, effective January 1, 2005. Craig Potts, who resigned as President and CEO effective January 1, 2005, will continue as a part-time employee focusing on sales and business development opportunities.

"Mike is a very experienced executive that the Board and I are confident will help the Company as it scales-up its operations, drives additional technological improvements and better serves our rapidly growing customer base," commented Craig Potts.

Michael D. Rumbolz stated, "This is a dynamic and innovative company with strong customer relationships and significant growth opportunities. I look forward to leading Cash Systems through this very exciting time in the cash access industry."

Michael D. Rumbolz has over 20 years of experience in the gaming industry. Mr. Rumbolz is the former Vice Chairman and board member of Casino Data Systems, prior to its acquisition by Aristocrat. He also served as the President and Chief Executive Officer of Anchor Gaming, from 1995-2000. Prior to joining Anchor, Mr. Rumbolz was Director of Corporate Development for Circus Circus Enterprises Inc., including serving as the first president of and managing director of Windsor Casino Limited, a consortium company owned by Hilton Hotel Corp., Circus Circus Enterprises Inc. and Caesars World. Mr. Rumbolz also held various executive positions with Trump Hotels & Casino Resorts.

Mr. Rumbolz received his bachelor's degree in political science with honors from the University of Nevada -- Las Vegas. After earning his law degree from the University of Southern California, Gould School of Law, he was in private law practice for several years. He was appointed Chief Deputy Attorney General for Nevada in 1983. He was also the senior attorney for the Nevada gaming regulatory system. His activities included providing legal advice to all divisions of the State Gaming Control Board and Nevada Gaming Commission. In 1985, he was appointed by the Governor of Nevada to the Nevada State Gaming Control Board as a member. He then served as Chairman of the Nevada Gaming Control Board and Executive Director for the agency from June 1987 through December 1988.

ABOUT CASH SYSTEMS, INC.
Cash Systems, Inc., located in Minneapolis and Las Vegas, is a provider of cash access and related services to the retail and gaming industries. Cash Systems' products include its proprietary cash advance systems, ATMs and check cashing solutions. Please visit http://www.cashsystemsinc.com for more information.

This press release may contain forward-looking statements, including the Company's beliefs about its business prospects and future results of operations. These statements involve risks and uncertainties. Among the important additional factors that could cause actual results to differ materially from those forward-looking statements are risks associated with the overall economic environment, the successful execution of the Company's plan of operation, changes in the Company's anticipated earnings, continuation of current contracts, gaming and other applicable regulations, and other factors detailed in the Company's filings with the Securities and Exchange Commission, including its most recent Forms 10-KSB and 10-QSB. In addition, the factors underlying Company forecasts are dynamic and subject to change and therefore those forecasts speak only as of the date they are given. The Company does not undertake to update any forecasts that it may make available to the investing public.

Contacts:
Don Duffy/Ashley Ammon
Integrated Corporate Relations
203-682-8200